Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER 2019 RESULTS

•	Quarterly revenues of $56.1 million, down 37% from prior year’s second quarter due to lack of large transaction completions

•	Total year to date revenues of $107.3 million, down 39% primarily due to reduced merger and acquisition revenue in Europe

•	Compensation costs for quarter and year to date lower than prior year, but compensation ratio elevated as a result of lower revenues

•	Non-compensation costs for quarter and year to date lower than prior year

•	Interest expense impacted by one-time charge of $4.8 million related to recent debt refinancing, which reduced borrowing costs and provided greater financial flexibility going forward

•	Loss of $0.53 per share for second quarter and $1.16 for year to date resulted from significantly lower revenues only partially offset by lower total costs

•	Repurchased 319,536 shares of common stock and common stock equivalents during the quarter at an average price of $16.83 per share

•	Recruited additional Managing Director focused on Financing Advisory & Restructuring

NEW YORK, NEW YORK, July 31, 2019 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $56.1 million, a net loss of $12.7 million and a loss per share of $0.53 for the quarter ended June 30, 2019.

The Firm’s second quarter 2019 revenues compare to revenues of $88.5 million for the second quarter 2018, which represents a decrease of $32.4 million, or 37%. The Firm’s second quarter 2019 net loss and loss per share compare to net income of $10.5 million and diluted earnings per share of $0.38 for the second quarter 2018.

For the six months ended June 30, 2019, revenues of $107.3 million compare to $176.0 million for the comparable period in 2018, a decrease of $68.7 million, or 39%. For the first half of 2019, a net loss of $28.1 million and a loss per share of $1.16 compare to net income of $16.9 million and diluted earnings per share of $0.58 for the same period in 2018.

The Firm’s second quarter and year to date 2019 results were negatively impacted by a non-recurring charge of $4.8 million related to the refinancing of our existing term loan facility.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“The slow pace of deal activity at the beginning of the year resulted in a second quarter of modest revenue. In particular, we have seen a sharp decline in year to date European M&A revenue, which more than offset a respectable performance in U.S. M&A and stronger performances in Australia and the rest of the world as well as in our capital advisory business globally. While our operating costs in absolute terms were lower than last year’s, the low level of revenue resulted in higher than typical cost ratios and losses for the quarter and year to date. However, starting in the second quarter we saw a sharp rebound in transaction announcements, which bodes well for significant improvement in revenue and profitability in the second half. The current transaction environment feels favorable to us in most of the world, and we continue to expect a solid total revenue performance for the full year. Meanwhile, we continue to make good progress on our recruiting objectives, as talented senior bankers continue to be drawn to our respected brand, expanding global footprint and collegial culture. Finally, to date we have chosen to use little of the expanded share repurchase capacity created by our recent refinancing, as we foresaw the potential for acquiring shares at more attractive prices like those prevailing currently,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $56.1 million in the second quarter of 2019 compared to $88.5 million in the second quarter of 2018, a decrease of $32.4 million or 37%. The decrease principally resulted from a decrease in the size of merger and acquisition transaction completion fees partially offset by an increase in transaction announcement fees.

For the six months ended June 30, 2019, revenues were $107.3 million compared to $176.0 million in 2018, a decrease of $68.7 million, or 39%. This decrease principally resulted from a decrease in the size of merger and acquisition transaction completion fees, particularly in Europe, partially offset by an increase in transaction announcement fees.

During the second quarter, we announced that Chetan Bhandari (most recently a Managing Director in the Restructuring Group at Lazard) will join the Firm as a Managing Director in our Financing Advisory & Restructuring Group in New York.

Including all Managing Directors whose recruitment we have announced to date, we have 80 client-facing Managing Directors. As of January 1, 2019, we had 76 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2019 were $62.5 million, which compared to $69.0 million of total operating expenses for the second quarter of 2018. The decrease in total operating expenses of $6.5 million, or 9%, resulted from decreases in both our compensation and benefits expenses and non-compensation operating expenses, as described in more detail below.

For the six months ended June 30, 2019, total operating expenses were $127.9 million, which compared to $137.6 million for the same period in 2018. The decrease in total operating expenses of $9.7 million, or 7%, also resulted from decreases in both our compensation and benefits expenses and non-compensation operating expenses, as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, unaudited)
Employee compensation and benefits expenses	$46.1	$48.4	$91.1	$97.6
% of revenues	82%	55%	85%	55%
Non-compensation operating expenses	16.4	20.6	36.8	39.9
% of revenues	29%	23%	34%	23%
Total operating expenses	62.5	69.0	127.9	137.6
% of revenues	111%	78%	119%	78%
Total operating income (loss)	(6.4)	19.5	(20.6)	38.5
Operating profit margin	NM	22%	NM	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2019 were $46.1 million as compared to $48.4 million for the second quarter of 2018. The decrease in expense of $2.3 million, or 5%, was principally attributable to lower compensation accruals in line with lower quarterly revenues. The ratio of compensation to revenues was 82% for the second quarter of 2019 compared to 55% for the same period in 2018.

For the six months ended June 30, 2019, our employee compensation and benefits expenses were $91.1 million as compared to $97.6 million in the same period of 2018. The decrease in expense of $6.5 million, or 7%, was principally attributable to lower compensation accruals in line with lower revenues. The ratio of compensation to revenues was 85% for the first six months of 2019 compared to 55% for the same period in 2018.

The increases in the ratio of compensation to revenues increased for both the three and six month periods in 2019 as compared the same periods in 2018 resulted from the effect of spreading lower compensation and benefits expenses over significantly lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Our non-compensation operating expenses were $16.4 million in the second quarter of 2019 compared to $20.6 million in the second quarter of 2018, representing a decrease of $4.2 million, or 20%. The decrease in our non-compensation operating expenses principally resulted from both the absence of a charge in the second quarter of 2019 related to the change in the contingent value of the Cogent earnout, which was paid in April 2019, as compared to a charge of $2.7 million in the second quarter of 2018, and an increase in the amount of foreign exchange gain recognized related to our foreign investments.

For the six months ended June 30, 2019, our non-compensation operating expenses were $36.8 million compared to $39.9 million for the same period in 2018, representing a decrease of $3.1 million or 8%. The decrease in non-compensation operating expenses principally resulted from a charge of $0.6 million in the first six month of 2019 related to the Cogent earnout as compared to a charge of $3.6 million in the first six months of 2018.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended June 30, 2019, we incurred interest expense of $10.6 million as compared to $5.6 million for the same period in 2018. The increase in interest expense of $5.0 million during the second quarter of 2019 principally related to a non-recurring charge of $4.8 million related to the refinancing of our existing term loan facility. The remaining increase relates to an increase in the average outstanding loan amount after the refinancing in April 2019. Our borrowing rate for the three month period ended June 30, 2019 was 5.76%, which was consistent with our borrowing rate in the same period in 2018, as the benefit of our 50 basis point rate reduction from our April 2019 refinancing offset the market rate increases during the prior year on our variable borrowing rate.

For the six months ended June 30, 2019, we incurred interest expense of $16.5 million as compared to $10.9 million for the first half of 2018. The increase in interest expense of $5.6 million during the first six months of 2019 principally related to the non-recurring charge of $4.8 million related to the write-off of financing costs described above. The remaining increase relates to an increase in our variable borrowing rate due to market rate increases throughout the prior year, partially offset by the 50 basis point rate reduction effective in April 2019 as a result of our refinancing.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the second quarter of 2019, due to our pre-tax loss we recognized an income tax benefit of $4.3 million, reflecting an effective rate of 25%. This compared to a provision for income taxes for the second quarter of 2018 of $3.3 million, which reflected an effective rate of 24%. The increase in our effective tax rate principally resulted from lower earnings from the U.K., which are taxed at a lower rate than the U.S.

For the six months ended June 30, 2019, due to our pre-tax loss we recognized an income tax benefit of $9.0 million, reflecting an effective rate of 24%. This compared to a provision for income taxes of $10.7 million for the same period in 2018. The provision for income taxes for the first half of 2019 and 2018 included charges of $0.8 million and $4.4 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective rate for the period ended June 30, 2019 was higher than the same period in the prior year principally as a result of lower earnings in the U.K.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

On April 12, 2019, we refinanced our existing term debt facility and used proceeds of $375 million to repay in full the outstanding principal balance of the term debt facility, pay fees and expenses and increase our cash balance. As a result of the refinancing, we lowered our borrowing rate by 50 basis points to LIBOR plus 3.25%, extended the maturity date of the term loan by eighteen months to April 2024, lowered our annual amortization payments and increased the amounts permitted for dividend payments and repurchases of our common stock.

As of June 30, 2019, we had cash and cash equivalents of $109.7 million and term loan debt outstanding of $375 million.

During the second quarter of 2019, we repurchased in the open market 300,305 shares of our common stock at an average price of $16.67 per share, for a total cost of $5.0 million. In addition, during the second quarter of 2019, we repurchased 19,231 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $19.40 per share, for a total cost of $0.4 million.

As part of the refinancing, the amount permitted for share repurchases was increased by $55 million to $340 million. Additionally, beginning in 2020, the amount of repurchases may be further increased subject to our financial performance. As of June 30, 2019, we have repurchased under our recapitalization plan 12,012,373 shares of our common stock at an average price of $22.40 per share for a total cost of $269.1 million and have $70.0 million remaining and authorized under our repurchase program. We intend to continue to implement our repurchase plan through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on September 18, 2019 to common stockholders of record on September 4, 2019.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the second quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, July 31, 2019, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s second quarter 2019 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 2372317. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10133358.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2018 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Advisory revenues	$55,585	$88,051	$106,155	$174,820
Investment revenues	499	445	1,124	1,219
Total revenues	56,084	88,496	107,279	176,039
Operating Expenses
Employee compensation and benefits	46,065	48,438	91,127	97,646
Occupancy and equipment rental	5,646	5,508	11,052	10,797
Depreciation and amortization	645	717	1,312	1,480
Information services	2,652	2,652	5,008	4,969
Professional fees	1,926	2,247	4,552	5,170
Travel related expenses	3,363	3,492	6,859	6,797
Other operating expenses	2,155	5,986	7,998	10,708
Total operating expenses	62,452	69,040	127,908	137,567
Total operating income (loss)	(6,368)	19,456	(20,629)	38,472
Interest expense	10,621	5,594	16,472	10,855
Income (loss) before taxes	(16,989)	13,862	(37,101)	27,617
Provision (benefit) for taxes	(4,292)	3,349	(9,018)	10,736
Net income (loss)	$(12,697)	$10,513	$(28,083)	$16,881

Average shares outstanding:
Basic	23,925,310	26,992,652	24,231,448	28,545,545
Diluted	23,925,310	27,921,821	24,231,448	29,224,878
Earnings (loss) per share:
Basic	$(0.53)	$0.39	$(1.16)	$0.59
Diluted	$(0.53)	$0.38	$(1.16)	$0.58